Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated October 26, 2010 to

Pricing Supplements No. 32, 33, 34 and 35, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between August 24, 2010 and October 25, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	73.396%	$1,467,920	September 7, 2010
$1,000,000	77.919%	$779,190	September 24, 2010
$2,000,000	78.724%	$1,574,480	October 1, 2010
$4,000,000	78.502%	$3,140,080	October 4, 2010
$3,000,000	79.208%	$2,376,240	October 8, 2010
$2,000,000	80.864%	$1,617,280	October 13, 2010
$8,000,000	82.399%	$6,591,920	October 15, 2010
$4,000,000	82.766%	$3,310,640	October 18, 2010
$5,000,000	83.396%	$4,169,800	October 19, 2010
$2,000,000	80.990%	$1,619,800	October 25, 2010
$3,000,000	81.733%	$2,451,990	October 27, 2010

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between August 24, 2010 and October 25, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	86.155%	$2,584,650	September 17, 2010
$5,000,000	87.054%	$4,352,700	September 20, 2010
$1,000,000	88.289%	$882,890	September 23, 2010
$10,000,000	88.125%	$8,812,500	September 24, 2010
$7,000,000	88.125%	$6,168,750	September 24, 2010
$5,000,000	88.125%	$4,406,250	September 24, 2010
$3,000,000	93.504%	$2,805,120	October 19, 2010
$2,000,000	93.757%	$1,875,140	October 27, 2010

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances occurred between August 11, 2009 and September 9, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	113.428%	$1,134,280	October 22, 2010

Linked to the Rogers International Commodity Index®

—Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between April 13, 2010 and May 10, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	58.691%	$1,173,820	October 8, 2010
$2,000,000	57.236%	$1,144,720	October 27, 2010

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$77,000,000	83.689%	$64,440,160	$4,594.58(1)

(1)      The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $28,097.54 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $23,502.96 remains available for future offerings for such pricing supplements described above.